CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Supplement No. 1 to the MMR Multi-Market Radio, Inc. ("MMR") Merger Proxy/Prospectus (the "Supplement") which is incorporated by reference in Form S-3 (No. 33-74526), and incorporated by reference in, and attached to, the Form 8-K to be filed on or about October 29, 1996 and to the inclusion in the Supplement, of our report dated October 4, 1996 with respect to the combined financial statements of KTXQ-FM and KRRW-FM (divisions of CBS, Inc.) at December 31, 1995 and for the year then ended.

                                                /s/ Ernst & Young LLP
                                                ----------------------------
                                                    Ernst & Young LLP

New York, New York
October 28, 1996